Exhibit 99.1

September 6, 2013

Press Release

SOURCE: Oil States International, Inc.

Oil States Announces Sale of Tubular Services Business
for $600 Million

Increases Share Repurchase Authorization to $500 Million

HOUSTON, September 6, 2013 (GLOBE NEWSWIRE) -- Oil States International, Inc. (NYSE: OIS) (“Company”) announced today that it has sold Sooner, Inc. and its subsidiaries (“Sooner”) to Marubeni-Itochu Tubulars America, Inc. (“Marubeni-Itochu”) for $600 million in aggregate cash consideration. Sooner comprised the entirety of the Company's Tubular Services segment and provides oil country tubular goods ("OCTG") distribution and related services. The transaction is subject to customary post-closing adjustments, including final working capital determination. Oil States expects to use the net proceeds to repay outstanding debt and for general corporate purposes, including share repurchases.

Cindy B. Taylor, President and Chief Executive Officer of Oil States, said, "We are pleased to complete this transaction, which allows us to invest further in our accommodations, well site services and offshore products segments while at the same time accelerating the return of capital to shareholders. This transaction represents another step forward in executing our strategy to drive enhanced shareholder value."

Ms. Taylor added, "Sooner is one of the leading OCTG distributors in the United States, and it has earned a stellar reputation over its 75 years of operation. Given Marubeni-Itochu’s global presence, industry expertise and long-term relationship with Oil States as both a supplier and partner, we are confident this is an excellent strategic fit for the Sooner franchise."

In connection with the sale of Sooner, the Company’s board of directors has increased the authorized share repurchase program from $200 million to $500 million. The share repurchase program expires on September 1, 2014. The Company presently has approximately 55.2 million shares of common stock outstanding. With the increased authorization, the Company has approximately $472.9 million remaining under the program. The repurchases may be effected from time to time in accordance with applicable securities laws, through solicited or unsolicited transactions in the market or in privately negotiated transactions. Subject to applicable securities laws, such purchases will be at times and in amounts as the Company deems appropriate.

In connection with the Sooner transaction, Simmons & Company International provided a fairness opinion to the board of directors of Oil States.

Sooner, headquartered in Houston, was founded in 1937 and is a leading OCTG distributor primarily operating in the United States. It provides additional services including inventory management, third-party inspection, remediation and threading. Sooner’s distribution network consists of five company-owned yards and over 90 third-party locations in key operating areas across the United States.

Oil States International, Inc. is a diversified oilfield services company and is a leading integrated provider of remote site accommodations with prominent market positions in the Canadian oil sands and the Australian mining regions. Oil States is also a leading manufacturer of products for deepwater production facilities and subsea pipelines as well as a provider of completion services and land drilling services to the oil and gas industry. Oil States is publicly traded on the New York Stock Exchange under the symbol OIS.

For more information on the Company, please visit Oil States International's website at http://www.oilstatesintl.com.

The foregoing contains forward-looking statements within the meaning of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are those that do not state historical facts and are, therefore, inherently subject to risks and uncertainties. The forward-looking statements included therein are based on current expectations and entail various risks and uncertainties that could cause actual results to differ materially from those forward-looking statements. Such risks and uncertainties include, among other things, risks associated with the general nature of the oilfield service industry and other factors discussed in the "Business" and "Risk Factors" sections of the Form 10-K for the year ended December 31, 2012 filed by Oil States with the SEC on February 20, 2013 and the "Risk Factors" section of the Form 10-Q for the three months ended June 30, 2013 filed by Oil States with the SEC on July 31, 2013.

Company Contact:

Bradley J. Dodson

Oil States International, Inc.

713-652-0582

Patricia Gil

Oil States International, Inc.

713-470-4860

SOURCE: Oil States International, Inc.